Exhibit 10.1
THE TIMKEN COMPANY
Form of Performance Shares Agreement
     WHEREAS, <<name>> (“Grantee”) is an employee of The Timken Company (the “Company”); and
     WHEREAS, the grant of Performance Shares evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on [                    ], and the execution of a Performance Shares Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on such date.
     NOW, THEREFORE, pursuant to The Timken Company Long-Term Incentive Plan (as Amended and Restated as of February 4, 2008) (the “Plan”) and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company and grantee agree as follows:
1.	Grant of Performance Shares. Subject to the terms of the Plan, the Company hereby grants to Grantee, effective [ ] (the “Date of Grant”), the right to receive <<award>> Performance Shares (the “Performance Shares”), payment of which depends on the Company’s performance as set forth in this Agreement.

2.	Earning of Performance Shares.
(a)	Generally: Subject to the terms and conditions of Sections 3 and 4 hereof, if the Company achieves the Management Objective approved by the Committee on the Date of Grant with respect to the Performance Shares (the “Threshold Requirement”) for any calendar year beginning with the calendar year in which the Date of Grant occurs and continuing through the third calendar year following the calendar year in which the Date of Grant occurs (the “Performance Period”), Grantee will earn a portion of the Performance Shares covered by this Agreement on the applicable anniversary of the Date of Grant indicated in the following chart for the first calendar year in which the Threshold Requirement is achieved if Grantee shall have been in the continuous employ of the Company or a subsidiary until the applicable anniversary of the Date of Grant:

If Calendar Year	% becoming	% becoming earned	% becoming
Threshold	earned on first	on second	earned on third	% becoming earned on
Requirement is	anniversary of	anniversary of Date	anniversary of	fourth anniversary of
First Achieved for:	Date of Grant	of Grant	Date of Grant	Date of Grant
Calendar year in which Date of Grant occurs	25%	25%	25%	25%

Calendar year following calendar year in which Date of Grant occurs	0%	50%	25%	25%

Second calendar year following calendar year in which Date of Grant occurs	0%	0%	75%	25%

Third calendar year following calendar year in which Date of Grant occurs	0%	0%	0%	100%
Once the Threshold Requirement has been achieved for a calendar year, the achievement or non-achievement of the Threshold Requirement for a subsequent calendar year will have no impact on the portion of Performance Shares that are earned or the dates on which the Performance Shares are earned.

(i) If the Company fails to achieve the Threshold Requirement during the Performance Period, the grant of the Performance Shares shall be cancelled.

(ii) For purposes of this Agreement, “subsidiary” shall mean a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest. For purposes of this Agreement, the continuous employment of Grantee with the Company or a subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of the transfer of his employment among the Company and its subsidiaries.

(b)	Effect of Retirement: If Grantee should retire without the Company’s consent, then all Performance Shares covered by this Agreement that have not been earned as of such retirement shall be cancelled. If, on the other hand, Grantee should retiree with the Company’s consent prior to or after the Threshold Requirement being met, but before the fourth anniversary of the Date of Grant, then Grantee shall earn the Performance Shares covered by this Agreement in accordance with the terms and conditions of Section 2(a) as if Grantee had remained in the continuous employ of the Company or a subsidiary from the Date of Grant until the fourth anniversary of the Date of Grant or the occurrence of an event referenced in Section 3, whichever occurs first.
     For purposes of this Agreement, retirement “with the Company’s consent” shall mean: (i) the retirement of Grantee prior to age 62 under a retirement plan of the Company or a subsidiary, if the Board or the Committee determines that his retirement is for the convenience of the

Company or a subsidiary, or (ii) the retirement of Grantee at or after age 62 under a retirement plan of the Company or a subsidiary.
3.	Alternative Earning Schedule of Performance Shares. Notwithstanding the provisions of Section 2 hereof, Grantee’s right to receive the Performance Shares covered by this Agreement may become earned if any of the following circumstances apply:
(a)	Death or Disability: Upon Grantee’s death or becoming permanently disabled while in the employ of the Company or any subsidiary prior to the fourth anniversary of the Date of Grant, Grantee shall earn all Performance Shares that remain unearned. For purposes of this Agreement, “permanently disabled” shall mean that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

(b)	Change in Control: Upon a change in control of the Company while Grantee is an employee of the Company or any subsidiary prior to the fourth anniversary of the Date of Grant, Grantee shall earn all Performance Shares that remain unearned. For the purposes of this Agreement, the term “change in control” shall mean the occurrence of any of the following events:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either: (A) the then-outstanding Common Shares or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (i) of this Section 3(b); or

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)	Divestiture: If, prior to the fourth anniversary of the Date of Grant, Grantee’s employment with the Company or a subsidiary terminates as a result of a divestiture, then Grantee shall earn the Performance Shares covered by this Agreement in accordance with the terms and conditions of Section 2 as if Grantee had remained in the continuous employ of the Company or a subsidiary from the Date of Grant until the date of the fourth anniversary of the Date of Grant or the occurrence of an event referenced in Section 3, whichever occurs first. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of subsidiary stock or otherwise.

(d)	Layoff: If, prior to the fourth anniversary of the Date of Grant, (i) Grantee’s employment with the Company or a subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then the Grantee shall earn the Performance Shares covered by this Agreement in accordance with the terms and conditions of Section 2 hereof as if Grantee had remained in the employ of the Company or a subsidiary through the end of the severance period.

For purposes of this Agreement, a “layoff” shall mean the involuntary termination by the Company or any subsidiary of Grantee’s employment with the Company or any subsidiary due to (i) a reduction in force leading to a permanent downsizing of the salaried workforce, (ii) a permanent shutdown of the plant, department or subdivision in which Grantee works, or (iii) an elimination of position.
4.	Forfeiture of Awards. Except as provided in Section 3(a) or 3(b), in the event the Company fails to achieve the Threshold Requirement during the Performance Period, the grant of the Performance Shares hereunder shall be cancelled immediately and Grantee shall have no further rights under this Agreement. Further, Grantee’s right to receive the Performance Shares covered by this Agreement that are then not earned shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a subsidiary prior to the fourth anniversary of the Date of Grant for any reason other than as described in Sections 2 or 3. If Grantee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a subsidiary, Grantee’s right to receive the Performance Shares covered by this Agreement shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement.

5.	Payment of Dividend Equivalents.

[If the Threshold Requirement is achieved during the Performance Period and Grantee is employed, or deemed to be employed pursuant to Sections 2(b), 3(c), or 3(d), by the Company or a subsidiary through the end of the calendar year for which the Threshold Requirement is achieved, Grantee shall earn, for each Performance Share, an amount equal to the dividends paid on each Common Share to shareholders of the Company generally (the “Dividend Equivalents”) from the Date of Grant through the end of the calendar year for which the Threshold Requirement is achieved, and thereafter, if Grantee is employed, or deemed to be employed pursuant to Sections 2(b), 3(c), or 3(d), by the Company or a subsidiary on the date the Company pays a dividend on Common Shares generally, Grantee shall earn corresponding Dividend Equivalents for each Performance Share through the earlier of the fourth anniversary of the Date of Grant or the date on which such Performance Share is paid pursuant to Section 6. Dividend Equivalents earned through the end of the calendar year in which the Threshold Requirement is achieved will be paid to Grantee in the second calendar month following the calendar year for which the Threshold Requirement is achieved. Dividend Equivalents earned after the Threshold Requirement has been achieved will be paid to Grantee in the calendar quarter in which the corresponding dividend is paid on Common Shares generally.]

6.	Form and Time of Payment of Performance Shares. Payment of any Performance Shares that are earned as set forth herein will be made in the form of Common Shares. Payment will be made on the date that the Performance Shares are earned pursuant to Section 2 or 3, as applicable. Notwithstanding the preceding sentence, if the event triggering the right to payment under Sections 3(a) or 3(b) does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, payment of the Performance Shares earned under Section 3(a) or 3(b) will be made to Grantee, to the extent necessary to comply with Section 409A of the Code, on the earlier of (a) the date on which payment of the Performance Shares would otherwise be made under this Agreement (to the extent it constitutes a permitted distribution event); or (b) Grantee’s death. If Grantee is a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and the Company makes a good faith determination that a payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon Grantee’s “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the first business day of the seventh month after the date of Grantee’s “separation from service” with the Company or a subsidiary (determined in accordance with Section 409A of the Code). Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

7.	Performance Shares Nontransferable. The Performance Shares subject to this grant of Performance Shares are personal to the Grantee and may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by Grantee until they become earned as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Performance Shares.

8.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in violation of any such law. To the extent that the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any Common Shares or other securities pursuant to this Agreement unless such Common Shares are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

9.	Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 9(a) or 9(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

10.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit received (including income recognized) in connection with this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of such benefit. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Price per Common Share on the date the shares are retained or relinquished. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates, except that, unless otherwise determined by the Committee at any time, Grantee may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

11.	Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of Grantee at any time.

12.	Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

13.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee with respect to the Performance Shares or other securities covered by this Agreement without Grantee’s consent.

14.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.	Governing Law. This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

16.	Relation to Plan. This agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

     This Agreement is executed by the Company on this ___day of                     , ________.

The Timken Company
By
William R. Burkhart
Sr. Vice President and General Counsel

     The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Performance Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

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